       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 6, 1997
                                                 REGISTRATION NO. 333-

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              SIGNATURE INNS, INC.
             (Exact name of Registrant as specified in its charter)

         INDIANA                                      35-1426996
--------------------------------          -----------------------------------
(State or other jurisdiction of           (I.R.S. Employer Identification No.)
 incorporation or organization)

    250 East 96th Street, Suite 450
        Indianapolis, Indiana                             46240
----------------------------------------          ---------------------
(Address of principal executive offices)               (Zip Code)

                              SIGNATURE INNS, INC.
                           1996 EQUITY INCENTIVE PLAN
                            (Full title of the Plan)

                           Thomas N. Eckerle, Esquire
                               JOHNSON SMITH PENCE
                             DENSBORN WRIGHT & HEATH
                             1800 One Indiana Square
                           Indianapolis, Indiana 46204
                            Telephone:(317) 686-4240
                            ------------------------
   (Name, Address, Telephone Number, including area code of agent for service)

                         CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------
TITLE OF                                       PROPOSED         PROPOSED MAXIMUM       AMOUNT OF
SECURITIES TO         AMOUNT TO BE         MAXIMUM OFFERING    AGGREGATE OFFERING     REGISTRATION
BE REGISTERED          REGISTERED          PRICE PER SHARE*          PRICE                FEE
---------------------------------------------------------------------------------------------------
Common Stock,
 no par              750,000 shares             $6.00              $4,500,000           $1,552
---------------------------------------------------------------------------------------------------
*    Estimated pursuant to Rule 457 (c) and (h) solely for the purpose of calculating the registration fee based upon the average of the bid and asked price of the Common Stock on May 27, 1997.

                                     PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

         ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The Registrant's latest Annual Report on Form 10-KSB originally filed with the Securities and Exchange Commission (the "Commission") on March, 28, 1997, containing audited financial statements for the fiscal year ended December 31, 1996, and the Registrant's Quarterly Report on Form 10-QSB originally filed with the Commission on May 15, May 28, 19971997, containing unaudited financial statements for the fiscal quarter ended March 31, 1997, are hereby incorporated by reference into this Registration Statement.

         The description of the Registrant's Common Stock contained in the Registrant's Form SB-2, as amended, which was originally filed with the Commission on September 26, 1996, and which was declared effective as of January 21, 1997, is hereby incorporated by reference into this Registration Statement.

         All documents filed subsequent to the filing of this Form S-8 by the Registrant with the Commission pursuant to Section 13 (a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment to this Form S-8 which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents.

         ITEM 4.   DESCRIPTION OF SECURITIES.

         Not applicable.

         ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

         None

         ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Indiana Code Section 23-1-37-1 eq seq. grants to each corporation organized under the laws of the State of Indiana, the right, privilege and power to indemnify any director, officer, employee or agent of such corporation, or such party who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation,

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



partnership, joint venture, trust or other enterprise, against liability incurred by him in connection with any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, if his conduct was in good faith and he reasonably believed that, in the case of conduct in his capacity with the corporation, that his conduct was in the corporation's best interests, and in all other cases, that his conduct was at least not opposed to its best interests. In the case of a criminal proceeding, however, the corporation may indemnify such an individual if he either had reasonable cause to believe his conduct was lawful, or had no reasonable cause to believe his conduct was unlawful. Additionally, unless limited by its articles of incorporation, an Indiana corporation must indemnify officers and directors who are wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party because that director or officer is or was a director or officer of the corporation against reasonable expenses incurred by that director or officer in connection with the proceeding. This statutory provision for indemnification does not exclude any of the rights to indemnification or advances for expenses that such a person may have under the corporation's articles of incorporation or by-laws, a resolution of the board of directors or of stockholders, or any other authorization, whenever adopted, after notice, by a majority vote of all of the voting shares then issued and outstanding.

         The Registrant's Articles of Incorporation provide for the indemnification as afforded by Indiana statutory law described above. In accordance with Indiana law, the Articles of Incorporation provide that the Registrant may advance expenses incurred by a person eligible for such indemnification prior to the final disposition of any proceedings upon receipt of an undertaking by or on behalf or the recipient of such an advance to repay such amount unless he is ultimately determined to be entitled to such indemnification.

         The Registrant has in effect a policy of insurance indemnifying it against certain liabilities to its directors and officers, and indemnifying its directors and officers against certain liabilities incurred by them, all within specific limits. The Registrant pays all premiums on such insurance policies.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court

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





of appropriate jurisdiction the question whether such indemnification by it is against public policy are expressed in the Act and will be governed by the final adjudication of such issue.

    ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.

    Not Applicable.

    ITEM 8.     EXHIBITS.

    The list of exhibits is incorporated herein by reference to the Index to Exhibits at page 7.

     ITEM 9.     UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution;

         (2) For the purpose of determining any liability under the Securities Act of 1933, to treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

         (4) To deliver or cause to be delivered with the prospectus to each employee to whom the prospectus is sent or given a copy of the Registrant's annual report to stockholders for its last fiscal year, unless such employee otherwise has received a copy of such report, in which case the Registrant shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written request of the employee. If the last fiscal year of the Registrant has ended within 120 days prior to the use of the prospectus, the annual report of the Registrant for the preceding fiscal year may be so delivered, but within such 120 day period the annual report for the last fiscal year will be furnished to each such employee.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on the 20th day of May, 1997.

                                  SIGNATURE INNS, INC.

Date:  May 20, 1997               By: /s/ John D. Bontreger
                                     ------------------------------------------
                                      John D. Bontreger, Chairman of the Board,
                                      President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Date:  May 20, 1997                /s/ Mark D. Carney
                                  ---------------------------------------------
                                  Mark D. Carney, Vice President-Finance,
                                  Chief Financial Officer and Director of
                                  Signature Inns, Inc.

Date:  May 20, 1997                /s/ Martin D. Brew
                                  ---------------------------------------------
                                  Martin D. Brew, Treasurer and Controller

Date:  May 20, 1997                /s/ Bo L. Hagood
                                  ---------------------------------------------
                                  Bo L. Hagood, Vice President Hotel Operations and Director of Signature Inns, Inc.

Date:  May 20, 1997             /s/ David R. Miller
                                ---------------------------------------------
                                David R. Miller, Secretary, Executive Director
                                Sales and Marketing and Director of Signature
                                Inns, Inc.

Date:  May 20, 1997             /s/ Stephen M. Huse
                                ---------------------------------------------
                                Stephen M. Huse, Director of Signature Inns
                                Inc.

Date:  May 20, 1997             /s/ George A. Morton
                                ---------------------------------------------
                                George A. Morton, Director of Signature Inns,
                                Inc.

Date: May 20, 1997              /s/ Richard L. Russell
                                ---------------------------------------------
                                Richard L. Russell, Director of Signature Inns,
                                Inc.

Date: May 20, 1997              /s/ William S. Watson
                                ---------------------------------------------
                                William S. Watson, Director of Signature Inns,
                                Inc.

                                INDEX TO EXHIBITS
                                -----------------

         The following exhibits accompany this Registration Statement pursuant to Item 601 of Regulation S-B.

                Exhibit Number                          Description of Exhibit
                --------------                          ----------------------

                      4                       Signature Inns, Inc., 1996 Equity Incentive Plan

                      5                       Opinion of JOHNSON SMITH PENCE
                                              DENSBORN WRIGHT & HEATH re legality

                     23                       Consent of Counsel (included in Exhibit 5)



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